Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements; No. 333-216274, No. 333-206179, and No. 333-209792, of our report dated March 27, 2018, with respect to the financial statements of WegoWise, Inc., incorporated by reference in this Current Report on Form 8-K/A of AppFolio, Inc.

Alexander Aronson Finning Co, P.C.
Boston, Massachusetts
October 29, 2018